EXHIBIT 5.01

March 11, 2004

Adaptec, Inc.
691 S. Milpitas Blvd.
Milpitas, California 95035

Gentlemen/Ladies:

        At your request, we have examined the Registration Statement on Form S-3 to be filed by Adaptec, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on March 12, 2004 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, for resale by certain selling securityholders (the "Selling Securityholders") specified in the Registration Statement and the prospectus associated therewith (the "Prospectus"), from time to time, of (i) $225,000,000 aggregate principal amount of the 3/4% Convertible Senior Notes due December 22, 2023 (the "Notes") of the Company and (ii) an aggregate of 19,224,203 shares of the Company's common stock, par value $0.01 per share (the "Stock") issuable upon conversion of the Notes, which Notes are convertible into such Stock at a conversion rate of approximately 85.4409 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances.

        In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

  (1)
  the Company's Certificate of Incorporation, filed with the Delaware Secretary of State on November 19, 1997;

  (2)
  the Company's Bylaws, as amended on October 24, 2003;

  (3)
  the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

  (4)
  the Prospectus prepared in connection with the Registration Statement;

  (5)
  the minutes of the meetings of the Board of Directors held on December 11, 2003 and December 16, 2003, and the minutes of the meeting of the Pricing Committee of the Board of Directors held on December 16, 2003;

  (6)
  a certificate from the Company's transfer agent of even date herewith verifying the number of the Company's issued and outstanding shares of capital stock as of the date hereof and a report from the Company dated as of the date hereof verifying the number of shares of the Company's common stock subject to issued and outstanding options and warrants, and of any rights to purchase the Company's capital stock;

  (7)
  a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations (the "Management Certificate");

  (8)
  the Purchase Agreement (the "Purchase Agreement"), dated December 16, 2003, by and among the Company and the initial purchasers of the Notes;

  (9)
  the Cross-Receipts, dated December 22, 2003, by and among the Company and the initial purchasers of the Notes;

  (10)
  the Indenture (the "Indenture"), dated December 22, 2003, between the Company and U.S. Bank National Association, the trustee of the Notes (the "Trustee"); and

  (11)
  Authentication and Delivery Order, dated December 22, 2003, from the Company to the Trustee.

        In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents (except for the due authorization, execution and delivery of the above referenced documents by the Company) where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

        As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

        For purposes of this opinion, we have also assumed that: (a) the Trustee has all requisite power and authority, and has taken any and all corporate, partnership or other action necessary, for the due authorization by the Trustee of the Trustee's execution, delivery and performance of the Indenture and all other related documents signed by or on behalf of, or actions taken by or on behalf of, the Trustee and the performance by the Trustee of all the Trustee's obligations thereunder, (b) the Trustee's certificate of authentication of the Notes has been manually signed by one of the Trustee's authorized officers; (c) the Indenture has been duly executed and delivered by all signatories thereto other than the Company; and (d) the Trustee has delivered the Notes in compliance with the Compliance with Note Authentication Order.

        We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (a) the existing federal laws of the United States of America, (b) the laws of the State of California, (c) the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto as in effect on the date hereof, and (d) with respect to the opinion expressed in clause (i)(b) of the penultimate paragraph of this letter and only insofar as such opinion relates to the valid and legally binding nature of and the enforceability of the Notes, the laws of the State of New York as in effect on the date hereof (which we have assumed to be the governing law with respect to enforceability of the Indenture).

        In rendering this opinion, we have also assumed that, at the time of any issuance of any shares of Stock, the number of shares of Stock so issued will not exceed that number of shares of common stock of the Company obtained by subtracting from the number of shares of common stock of the Company then authorized under the Company's Certificate of Incorporation: (a) the number of shares of common stock of the Company that are then issued and outstanding and (b) the number of shares of common stock of the Company that are then reserved for issuance or otherwise are issuable pursuant to the Company's then outstanding commitments or obligations.

        With respect to our opinions regarding the valid and binding nature of the Notes, this opinion is qualified by, and is subject to, and we render no opinion with respect to, general limitations and exceptions applicable to all contracts, including the following:

  (a)
  the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors;

  (b)
  the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;

  (c)
  the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

  (d)
  the effect of California, New York and federal laws relating to usury or permissible rates of interest for loans, forbearances or the use of money.

        Based upon the foregoing, it is our opinion that (i) the Notes (a) have been duly authorized and validly issued by the Company and (b) are valid and legally binding obligations of the Company, and (ii) the up to 19,224,203 shares of Stock to be sold by the Selling Securityholders when issued, sold and delivered upon conversion of the Notes in accordance with the terms of the global note representing the Notes and of the Indenture, in the manner and for the consideration stated in the global note representing the Notes, the Indenture, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the resale of the Notes and the Stock issuable upon conversion of the Notes by the Selling Securityholders subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

                      Very truly yours,

                      /s/  FENWICK & WEST LLP

                      FENWICK & WEST LLP